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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  __________

                                    FORM 15

            CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
          UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
             OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS
              13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


                                         COMMISSION FILE NO.  001-11797
                                                            -------------

                             INFOSEEK CORPORATION
           ---------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


                            1399 Moffett Park Drive
                              Sunnyvale, CA 94089
                                (408) 543-6000
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                        -------------------------------

                    Common Stock, par value $0.01 per share
           (Title of each class of securities covered by this Form)

                        -------------------------------

                                      None
      (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

                        -------------------------------

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [x]    Rule 12h-3(b)(1)(ii)    [ ]
     Rule 12g-4(a)(1)(ii)    [ ]    Rule 12h-3(b)(2)(i)     [ ]
     Rule 12g-4(a)(2)(i)     [ ]    Rule 12h-3(b)(2)(ii)    [ ]
     Rule 12g-4(a)(2)(ii)    [ ]    Rule 15d-6              [ ]
     Rule 12h-3(b)(1)(i)     [ ]

     Approximate number of holders of record as of the certification or notice date: One (1)
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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, Infoseek Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    INFOSEEK CORPORATION


Date: November 18, 1998

                                    /s/ Remo E. Canessa
                                    -------------------------------------
                                    Remo E. Canessa
                                    Vice President & Chief Financial Officer